UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

GENERATION INCOME PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Generation Income Properties, Inc.

401 E. Jackson Street, Suite 3300

Tampa, Florida 33602

[●], 2023

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Generation Income Properties, Inc. (the “Company” or “GIPR”), which will be held at [●], on [●], 2023, at [●]., Eastern Time. Stockholders will be admitted beginning at [●], Eastern Time. The attached Notice of Special Meeting of Stockholders and Proxy Statement cover the formal business of the Special Meeting and contain a discussion of the matters to be voted upon at the Special Meeting.

As you will see from the attached Proxy Statement, the purpose of the meeting is to seek stockholder approval under Nasdaq’s listing rules of the potential issuance of shares of our common stock in redemption of the Series A Redeemable Preferred Stock that we issued in connection with our recent acquisition of a portfolio of thirteen properties from Modiv Industrial, Inc., or Modiv (NYSE: MDV). As our stockholders are aware, this portfolio acquisition was a momentous event for our company, as it practically doubled the size of our company in certain respects. As such, I’d like to take this opportunity to share a few words regarding the genesis and background of this significant transaction and how it fits within our strategy at GIPR.

One of the largest lessons I've learned while being the CEO of our company is that patience is hard. You are entrusting me and the GIPR team to make intelligent and sound decisions, to be a good fiduciary, and to grow our investments in a prudent manner. Over the last sixteen months or so, GIPR refrained from making any property acquisitions, although this was not the plan that we had laid out for ourselves. During that period, we tried really hard to add assets that fit our investment thesis, but the capital markets continually pushed back on our efforts.

Since January 2022, our Acquisitions Team, and subsequently our Investment Committee, of which I am a part, reviewed, underwrote and discussed over $2.3 billion of assets, comprised of over 300 net lease properties, since January of 2022. Of that large pool of properties that we were able to access in both open-market conditions as well as off-market sale discussions, we sent out offers totaling roughly $142 million in what we felt was an appropriate price for the respective assets. While those are large numbers, we weren't able to come to terms with any of those properties because interest rates rose so quickly that the sellers of the assets weren't able to fathom how much and how fast the market was changing in their disfavor. Hence, our patience.

The 13-property, $42 million portfolio, sold to us by Modiv is very much congruent with what GIPR has set out to aggregate for our shareholders. We are very pleased that we were able to complete the transaction with Modiv in what may one day be perceived as one of the slowest markets, from a transaction volume perspective, that we may ever experience. The transaction that we completed in August of this year was actually started in April 2020, over three years ago! Our planet was at the beginning of our pandemic years, and it's safe to say that we were all scared. As I to listened to the earnings calls of my CEO counterparts to learn about how our markets were reacting, one CEO, in particular, got the most of my attention-- Modiv’s CEO, Aaron Halfacre. To summarize my recollection of the content of his call to their shareholders and analysts, he was forthcoming, emphatic and sincere. His tone resonated with me so much that I felt compelled to reach out to him, in the form of a handwritten note to encourage him and let him know that I appreciated his approach to that period of the market. I had never met Aaron before that note was sent across the country by the good, old-fashioned United States Postal Service. To make a long story short, Aaron responded to that note and a peer-to-peer relationship was formed. Our relationship grew to a point where we were able to learn more about how to work with one another and we were able to come to terms to benefit both of our companies.

We believe that our next stage of growth will need to be equally or more meaningful, either in whole or in part, as to what we just accomplished. We're therefore going to lean in on what has been working well for us and will continue to focus on our company core values: Relational, Ethical and Generational. We discuss these words and their meanings on a regular basis, and they drive all of our decisions and interactions and will continue to do so. It has taken us some time to get to over $100 million in gross asset value, but please understand that we plan to adhere to a prudent philosophy of growth in order to hopefully benefit you and your "generations."

* * *

Your vote is very important. Whether or not you plan to attend the meeting in person, please vote your shares by completing, signing and returning the accompanying proxy card, or by following the instructions on the card for voting by telephone or internet. If you later decide to attend the Special Meeting and vote in person, you may revoke your proxy at that time.

David Sobelman

Chairman of the Board

Chief Executive Officer

Generation Income Properties, Inc.

401 E. Jackson Street, Suite 3300

Tampa, Florida 33602

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2023

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Generation Income Properties, Inc. will be held on [●], 2023, at [●], Eastern Time. Stockholders will be admitted beginning at [●], Eastern Time. The Special Meeting will be held at [●]. For instructions on how to attend and vote your shares at the Special Meeting, see the information in the accompanying Proxy Statement in the section titled “General Information about the Special Meeting and Voting.”

The Special Meeting is being held:

1.

to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon a potential redemption of shares of the Company’s Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Redeemable Preferred Stock”); and

2.	to transact such other business as may properly come before the Special Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Stockholders of record as of the close of business on [●], 2023 (the “Record Date”) are entitled to notice of, and holders of record of Common Stock as of the close of business on the Record Date are entitled to vote at, the Special Meeting or any continuation, postponement or adjournment thereof.

It is important that your shares be represented at the Special Meeting and voted in accordance with your instructions. Please indicate your instructions by promptly signing and dating the enclosed proxy card and mailing it in the enclosed postage paid, pre-addressed envelope or by following the instructions on the proxy card for telephone or internet voting.

By Order of the Board of Directors, David Sobelman Chairman of the Board Chief Executive Officer

This Notice of Special Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about [●], 2023.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING	1
When and where will the Special Meeting be held?	1
What is the purpose of the Special Meeting?	1
Are there any matters to be voted on at the Special Meeting that are not included in this Proxy Statement?	1
What does it mean if I receive more than one proxy card?	2
Who is entitled to vote at the Special Meeting?	2
How many votes do I have?	2
What is the difference between a stockholder of record and a beneficial owner?	2
How do I vote if I am a stockholder of record?	2
How do I vote if I hold my shares in “street name”?	3
How many shares must be present to hold the Special Meeting?	3
What are “broker non-votes”?	3
What if a quorum is not present at the Special Meeting?	3
How does the Board recommend that I vote?	5
How many votes are required to approve the North Run Proposal?	5
What happens if I submit a proxy card and do not give specific voting instructions?	5
How will votes be counted?	5
Can I revoke or change my vote after I submit my proxy?	5
Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?	6
PROPOSAL NO. 1—APPROVAL OF THE NASDAQ PROPOSAL	7
Background	7
Purchase Agreement	7
Registration Rights Agreement	7
Series A Redeemable Preferred Stock	8
Reasons for Seeking Stockholder Approval	10
Effect of Approval	10
Required Vote for Approval	10
Board Recommendation	11
STOCK OWNERSHIP	12
Security Ownership of Certain Beneficial Owners and Management	12
ADDITIONAL INFORMATION	16
Stockholder Proposals for Presentation at the 2024 Annual Meeting	16
Delivery of Proxy Materials to Households	16

Generation Income Properties, Inc.

401 E. Jackson Street, Suite 3300

Tampa, Florida 33602

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2023

This proxy statement (the “Proxy Statement”) and the form of proxy are being delivered in connection with the solicitation by the board of directors (the “Board” or “Board of Directors”) of Generation Income Properties, Inc. (the “Company,” “we,” “us,” or “our”), of proxies to be voted at a special meeting of stockholders (the “Special Meeting”) and at any continuation, postponement or adjournment thereof. The Notice of Special Meeting of Stockholders and this Proxy Statement will be mailed to our stockholders on or about [●], 2023.

Your vote is very important. Therefore, whether you plan to attend the Special Meeting or not and regardless of the number of shares you own, please date, sign and return the enclosed proxy card promptly or follow the instructions on the card for voting by telephone or internet.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

When and where will the Special Meeting be held?

The Special Meeting will be held on [●], 2023 at [●], Eastern Time. Stockholders will be admitted beginning at [●], Eastern Time. The Special Meeting will be held at [●].

At the meeting, the use of cameras, audio or video recording equipment, communications devices or similar equipment will be prohibited.

What is the purpose of the Special Meeting?

The purpose of the Special Meeting is to vote on the approval of the issuance of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon a potential redemption of shares of the Company’s Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Redeemable Preferred Stock”), for purposes of complying with Nasdaq Listing Rule 5635 as described further in this Proxy Statement (the “Nasdaq Proposal”).

Are there any matters to be voted on at the Special Meeting that are not included in this Proxy Statement?

Our Bylaws provide that no business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Accordingly, no business other than the Nasdaq Proposal set forth herein shall be conducted at the Special Meeting.

What does it mean if I receive more than one proxy card?

You will receive separate proxy cards when you own shares in different ways. For example, you may own shares individually, as a joint tenant, in an individual retirement account, in trust or in one or more brokerage accounts. You should complete, sign and return each proxy card you receive or follow the telephone or internet instructions on each card. The instructions on each proxy card may differ. Be sure to follow the instructions on each card.

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Who is entitled to vote at the Special Meeting?

Holders of record of shares of our Common Stock as of the close of business on the record date, [●], 2023 (the “Record Date”), will be entitled to vote at the Special Meeting and any continuation, postponement or adjournment thereof. As described in the Nasdaq Proposal below, holders of Series A Redeemable Preferred Stock have no voting rights, subject to limited exceptions. Therefore, they are not entitled to vote at the Special Meeting.

At the close of business on the Record Date, our only outstanding class of voting securities was Common Stock, $0.01 par value per share, and there were [●] shares of Common Stock issued and outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our Common Stock that you owned as of the Record Date will be entitled to one vote for each matter considered at the Special Meeting. There is no cumulative voting.

What is the difference between being a stockholder of record and a beneficial holder?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a “stockholder of record.” This Notice of Special Meeting of Stockholders and Proxy Statement have been provided directly to you by the Company. You may vote by ballot at the Special Meeting or vote by proxy. To vote by proxy, sign, date and return the enclosed proxy card or follow the instructions on the proxy card for voting by telephone or internet.

If your shares are held for you in a brokerage, bank or other institutional account (that is, held in “street name”), then you are not a stockholder of record. Rather, the institution is the stockholder of record and you are the “beneficial owner” of the shares. This Notice of Special Meeting of Stockholders and Proxy Statement have been forwarded to you by that institution. If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope or follow the instructions on the proxy card for voting by telephone or internet, the institution will cause your shares to be voted in accordance with your instructions. If you are a beneficial owner of shares and wish to vote in person at the Special Meeting, then you must obtain a proxy, executed in your favor, from the holder of record (the institution).

How do I vote if I am a stockholder of record?

By Ballot at the Meeting. If you are a stockholder of record and attend the Special Meeting, you may vote in person by ballot at the Special Meeting. To vote by ballot, you must register and confirm your stockholder status at the meeting. If the stockholder of record is a corporation, partnership, limited liability company or other entity of which you are an officer or other authorized person, then you should bring evidence of your authority to vote the shares on behalf of the entity.

By Proxy Card. If you complete, sign and return the accompanying proxy card or follow the instructions on the proxy card for voting by telephone or internet, then your shares will be voted as you direct. If you are a stockholder of record, then you may opt to deliver your completed proxy card in person at the Special Meeting.

Voting by Telephone or Internet. If you are a stockholder of record, you may vote by proxy by telephone or internet. Proxies submitted by telephone or through the internet must be received by 11:59 p.m., Eastern Time on [●], 2023. Please see the proxy card for instructions on how to vote by telephone or through the internet.

How do I vote if I hold my shares in “street name”?

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Special Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, trust, bank or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote in person at the Special Meeting. Please refer to the voter instruction cards used by your broker, trust, bank or other nominee for specific instructions on methods of voting, including by telephone or using the internet.

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How many shares must be present to hold the Special Meeting?

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes will constitute a quorum, permitting us to conduct the business of the Special Meeting. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Special Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. The Nasdaq Proposal is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on the Nasdaq Proposal.

What if a quorum is not present at the Special Meeting?

If a quorum is not present or represented at the scheduled time of the Special Meeting, the chairman of the Special Meeting may adjourn the Special Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the adjourned meeting.

How does the Board recommend that I vote?

The Board recommends that you vote FOR the Nasdaq Proposal.

How many votes are required to approve the Nasdaq Proposal?

For the Nasdaq Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Approval of the Nasdaq Proposal requires a majority of the votes cast on the proposal at the Special Meeting to be voted “FOR” this proposal. Abstentions will not count as votes cast either “FOR” or “AGAINST” the Nasdaq Proposal and will have no effect on the results of the vote on this proposal. As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal. Any broker non-votes will have no effect on the outcome of this proposal.

What happens if I submit a proxy card and do not give specific voting instructions?

If you are a stockholder of record and sign and return the proxy card without indicating your instructions, your shares will be voted in accordance with the recommendations of the Board of Directors by the proxies named on such card. The Board’s recommendation is set forth above, as well as with the description of the Nasdaq Proposal in this Proxy Statement.

How will votes be counted?

All votes will be tabulated by the Secretary of the Company. We have engaged Broadridge Financial Solutions, Inc. to collect and tabulate proxy instructions.

Can I revoke or change my vote after I submit my proxy?

Yes. You may follow the instructions on the proxy card to change your votes or instructions any time before midnight the day before the Special Meeting. In addition, if you are a stockholder of record, you may revoke your proxy any time before your shares are voted by filing with the Secretary of the Company a written notice of revocation or submitting a duly executed proxy bearing a later date. If you file a notice of revocation, you may then

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vote (or abstain from voting) your shares in person at the Special Meeting. If you submit a later dated proxy, then your shares will be voted in accordance with that later dated proxy. No such notice of revocation or later dated proxy, however, will be effective unless received by us at or before the Special Meeting and before your shares have been voted. Unless the proxy is revoked, the shares represented thereby will be voted at the Special Meeting, or any adjournment thereof, as indicated on the proxy card. Sending in a proxy does not affect your right to vote in person if you attend the Special Meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who is paying for the preparation and mailing of the proxy materials and how will solicitation be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by mail, telephone, facsimile or electronic transmission. We have requested brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners and have agreed to reimburse those institutions for their out-of-pocket expenses. We may also engage the services of a proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate, which fees and reimbursements will be paid by the Company.

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PROPOSAL NO. 1—APPROVAL OF THE NASDAQ PROPOSAL

We are seeking stockholder approval for the issuance of shares of Common Stock upon a potential redemption of shares of the Company’s Series A Redeemable Preferred Stock issued to Modiv Industrial, Inc. (f/k/a Modiv Inc.) or its affiliates (collectively, “Modiv”), pursuant to the Purchase Agreement and Articles Supplementary (each as defined below), for purposes of complying with Nasdaq Listing Rule 5635(a), 5635(b), and 5635(d), as applicable.

Background

As disclosed in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 14, 2023 (the “Form 8-K”), on August 10, 2023, the Company and its operating partnership, Generation Income Properties, L.P. (“GIP Operating Partnership”), entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Modiv, pursuant to which GIP Operating Partnership purchased from Modiv a portfolio of 13 net leased properties (the “Portfolio”). The Portfolio consists of eleven (11) retail properties and two (2) office properties. The properties comprising the Portfolio are located across seven states and aggregate approximately 200,000 rentable square feet. The acquisition of the Portfolio (the “Portfolio Acquisition”) closed on August 10, 2023.

The purchase price paid for the Portfolio was $42 million, excluding estimated transaction costs and expenses of $1.9 million and subject to prorations and credits as set forth in the Purchase Agreement. An amount equal to $30 million of the purchase price was paid in cash and $12 million was paid in shares of Series A Redeemable Preferred Stock having the rights, preferences, and redemption provisions set forth below.

On August 10, 2023, in connection with the Portfolio Acquisition, the Company filed Articles Supplementary for the Series A Redeemable Preferred Stock (the “Articles Supplementary”) with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) designating the rights, preferences and privileges of the Series A Redeemable Preferred Stock and issued 2,400,000 shares of Series A Redeemable Preferred Stock to Modiv.

Purchase Agreement

The Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2023, and is incorporated herein by reference. The following description of the Purchase Agreement is summary in nature, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement.

The shares of Series A Redeemable Preferred Stock were issued to Modiv on August 10, 2023, pursuant to the Purchase Agreement. In addition to customary terms relating to the purchase and sale of a portfolio of commercial properties, the material terms of the Purchase Agreement include (i) an agreement by Modiv to distribute the shares of Common Stock issuable upon the potential redemption by the Company of the shares of Series A Redeemable Preferred Stock to Modiv’s shareholders and/or the holders of units of Modiv’s operating partnership (“Modiv OP Unit Holders”), subject to Modiv receiving the approval of its lenders to make such distribution and subject to the redemption conditions described below, (ii) an agreement by Modiv that it will promptly distribute or sell shares of Common Stock owned by it following such a redemption if Modiv’s ownership of Common Stock (together with any other persons or entities whose beneficial ownership of shares of Common Stock would be aggregated with Modiv’s for purposes of Section 13(d) of the Exchange Act of 1934, as amended) exceeds 19.9% of the aggregate number of then outstanding shares of Common Stock, and (iii) an agreement by the Company to prepare and file with the SEC a registration statement to register the distribution by Modiv to its shareholders and to Modiv OP Unit Holders and/or the resale of the shares of Common Stock issuable upon redemption of the Series A Redeemable Preferred Stock. The Purchase Agreement provides for an as-is/where-is purchase and sale with certain waivers, releases and covenants not to sue Modiv and also contains additional covenants, representations and warranties, indemnifications, and other provisions that are generally customary for real estate purchase and sale agreements. In addition, pursuant to the Purchase Agreement, the Company granted a waiver to Modiv from the ownership limitation set forth in the Company’s charter with respect to Modiv’s ownership of the Series A Redeemable Preferred Stock and the Common Stock, if any, issuable upon redemption of the Series A Redeemable Preferred Stock.

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Series A Redeemable Preferred Stock

The terms of the Series A Redeemable Preferred Stock are as set forth in the Articles Supplementary, which was filed with and became effective with the SDAT on August 10, 2023. The Articles Supplementary was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2023 and is incorporated herein by reference. The following description of the Series A Redeemable Preferred Stock and Articles Supplementary is summary in nature, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Articles Supplementary set forth in such Form 8-K.

As set forth in the Articles Supplementary, the Series A Redeemable Preferred Stock ranks, with respect to dividend rights and rights upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to all classes or series of the Common Stock. Holders of Series A Redeemable Preferred Stock, when, as and if authorized by the Board of Directors and declared by the Company out of funds legally available for the payment of dividends, are entitled to cumulative cash dividends at the rate of 9.5% per annum of the $5.00 liquidation preference per share, equivalent to a fixed annual amount of $0.475 per share, which shall increase to a rate of 12.0% of the $5.00 liquidation preference per share per annum, equivalent to a fixed annual amount of $0.60 per share, beginning on September 15, 2024. Dividends are payable monthly in arrears on or about the 15th day of each month, beginning on September 15, 2023. Dividends will accrue and be cumulative from and including August 10, 2023, the first date on which shares of the Series A Redeemable Preferred Stock were issued.

From the date of issuance until March 15, 2024, the Series A Redeemable Preferred Stock will be redeemable at the Company’s option for either (i) cash, in whole or in part, at a price per share equal to the $5.00 liquidation preference, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, until the redemption date on each share of Series A Redeemable Preferred Stock to be redeemed (the “Cash Redemption Price”) or (ii) subject to the Company’s satisfaction of certain conditions described below, a number of shares of Common Stock (the “Underlying Shares”), in whole only and not in part, equal to the Cash Redemption Price, divided by the share price of the Common Stock as measured by the product of (a) the 60-day volume weighted average price (“VWAP”) from the date immediately preceding the redemption date and (b) 110%. The maximum number of shares of Common Stock that shall be required to redeem the shares of Series A Redeemable Preferred Stock in full shall not exceed 3,000,000 shares of Common Stock (the “Ceiling”) and the minimum number of shares of Common Stock that shall be required to redeem the shares of Series A Redeemable Preferred Stock in full shall be no less than 2,200,000 shares (the “Floor”); provided that the Ceiling will not apply if at any time after August 10, 2023, and before redemption of the Series A Redeemable Preferred Stock, the Company fails to pay a monthly dividend on the Common Stock or reduces, or announces its intent to reduce, the monthly dividend paid on shares of Common Stock to a rate lower than $0.039 per share per month. Each of the Floor and the Ceiling is subject to proportionate adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions, reclassifications or combinations with respect to the Common Stock as described in the Articles Supplementary.

The Company’s right to redeem the Series A Redeemable Preferred Stock for the Underlying Shares (the “Share Redemption Right”) is conditioned upon the Company obtaining the approval of its stockholders for the issuance of such Underlying Shares as required by the rules of the Nasdaq Stock Market (i.e., this Nasdaq Proposal); such Underlying Shares being listed on Nasdaq; the SEC having declared a registration statement effective registering the distribution of such Underlying Shares by Modiv to its stockholders and/or the resale of such Underlying Shares by Modiv; and Modiv having received the approval of its lenders to distribute such Underlying Shares to its stockholders.

After March 15, 2024, the Company may only redeem the Series A Redeemable Preferred Stock for the Cash Redemption Price, unless Modiv agrees, in its sole and absolute discretion, to a redemption of the Series A Redeemable Preferred Stock for shares of Common Stock, on terms acceptable to Modiv.

The Company shall redeem the Series A Redeemable Preferred Stock for an amount equal to the Cash Redemption Price, upon the delisting of the Common Stock from the Nasdaq Stock Market.

In the event of a Change of Control (as defined in the Articles Supplementary) of the Company, the Company shall redeem the Series A Redeemable Preferred Stock, at the option of Modiv, for either (a) cash, in an amount equal to the Cash Redemption Price, (b) a number of shares of Common Stock equal to the Cash Redemption Price divided by the price per share of the Common Stock as measured by the VWAP of the Common Stock for the 60 trading days immediately preceding the date of the announcement of such Change of Control (the “Change of Control Share

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Redemption Consideration”) or (c) the kind and amount of consideration which Modiv would have owned or been entitled to receive had it held a number of shares of Common Stock equal to the Change of Control Share Redemption Consideration immediately prior to the effective time of the Change of Control.

Reasons for Seeking Stockholder Approval

Our Common Stock is listed on the Nasdaq Capital Market, and as such, we are subject to the Nasdaq Listing Rules. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the Purchase Agreement with respect to the Share Redemption Right, we are seeking stockholder approval of this proposal.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if (A) such securities have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. By issuing the Underlying Shares to Modiv, the Company will be deemed to issue securities representing 20% or more of the number of shares of Common Stock or 20% or more of the voting power, in each case outstanding before the issuance of the Underlying Shares to Modiv. Because the issuance of the Underlying Shares will be made in redemption of the Series A Redeemable Preferred Stock that was partial consideration for the Portfolio Acquisition, we have determined that stockholder approval may be required under Nasdaq Listing Rule 5635(a) for the issuance of the Underlying Shares.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. This rule does not specifically define when a change in control of a company may be deemed to occur for this purpose. However, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock. Pursuant to the Purchase Agreement, Modiv has agreed to distribute the Underlying Shares to Modiv’s shareholders and/or the Modiv OP Unit Holders as soon as reasonably practicable following our exercise of the Share Redemption Right and the issuance of the Underlying Shares to Modiv in accordance with the Articles Supplementary. The issuance of the Underlying Shares may be deemed to be a change in control under Nasdaq Listing Rule 5635(b) based on the size of Modiv’s percentage ownership of the Underlying Shares immediately following our exercise of the Share Redemption Right, if any, and prior to the distribution of the Underlying Shares by Modiv to its stockholders and/or Modiv OP Unit Holders, which percentage ownership will exceed 20% for such period of time. Accordingly, the Company is seeking stockholder approval of the issuance of the Underlying Shares for purposes of Nasdaq Rule 5635(b). Stockholders should note, however, that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Maryland law, the Company’s organizational documents, or any other agreements to which the Company or its subsidiaries and affiliates may be a party.

Under Nasdaq Listing Rule 5635(d), stockholder approval is also required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of shares of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the number of shares of common stock, or 20% or more of the voting power, in each case outstanding before the issuance, at a price that is less than the “minimum price,” defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the shares of common stock for the five trading days immediately preceding the signing of the binding agreement. By exercising its Share Redemption Right and issuing the Underlying Shares to Modiv, the Company may issue Common Stock representing 20% or more of the number of shares of Common Stock or 20% or more of the voting power, in each case outstanding before the issuance of the Underlying Shares to Modiv at a price that is less than the minimum price. Accordingly, the Company is also seeking stockholder approval for purposes of Nasdaq Listing Rule 5635(d) to the extent that such rule would be deemed to apply to the issuance of the Underlying Shares.

Our board of directors has determined that it would be advisable and in the best interest of the Company and our stockholders to satisfy the conditions necessary to exercise the Share Redemption Right in the Articles Supplementary. Furthermore, our board of directors anticipates that the Company will, in fact, likely exercise the

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Share Redemption Right so long as this Nasdaq Proposal is approved by our stockholders and so long as the other conditions for the exercise of that right are satisfied, although the Company is not obligated to exercise the Share Redemption Right and our board of directors may ultimately determine not to exercise such right.

Effect of Approval

If the Nasdaq Proposal is approved, the Company will be permitted to redeem all outstanding shares of Series A Redeemable Preferred Stock for the Underlying Shares pursuant to the Article Supplementary. Upon the potential redemption of the Series A Redeemable Preferred Stock by the Company, Modiv (as the sole holder of Series A Redeemable Preferred Stock) will promptly distribute the Underlying Shares to its shareholders and/or the Modiv OP Unit Holders, subject to certain conditions, pursuant to the Purchase Agreement. Prior to such distribution, however, Modiv would be the owner of all of the Underlying Shares and would hold between 2,200,000 and 3,000,000 shares of our Common Stock, inclusive, representing between [●]% and [●]%, respectively, of the voting power of our Common Stock based on [●] shares of Common Stock outstanding as of [●], 2023.

The issuance of the Underlying Shares described above could result in significant dilution to the holders of shares of Common Stock and result in those holders having a smaller percentage interest in the voting power of the Company.

If our stockholders do not approve the Nasdaq Proposal at the Special Meeting, the Series A Redeemable Preferred Stock will only be redeemable by the Company for cash at the Cash Redemption Price.

Required Vote for Approval

Approval of the Nasdaq Proposal requires a majority of the votes cast on the proposal at the Special Meeting to be voted “FOR” this proposal. Abstentions will not count as votes cast either “FOR” or “AGAINST” the Nasdaq Proposal and will have no effect on the results of the vote on this proposal. As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal. Any broker non-votes will have no effect on the outcome of this proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of the Nasdaq Proposal.

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STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our Common Stock and Series A Redeemable Preferred Stock as of [●], 2023 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding Common Stock and Series A Redeemable Preferred Stock;
•	each of our directors and named executive officers for 2022; and
•	all directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 2,617,988 common shares and 2,400,000 shares of Series A Redeemable Preferred Stock outstanding as of [●], 2023. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Common Stock and Series A Redeemable Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally require that the individual have voting or investment power with respect to the shares. In computing the number of shares beneficially owned by an individual listed below and the percentage ownership of that individual, shares underlying options, warrants and convertible securities held by each individual that are exercisable or convertible within 60 days of [●], 2023, are deemed owned and outstanding, but are not deemed outstanding for computing the percentage ownership of any other individual. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all individuals listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated below, the address for each principal stockholder is Generation Income Properties, Inc., 401 E Jackson Street, Suite 3300, Tampa, Florida 33602.

	Shares Beneficially Owned Title or Class of Securities
	Common Stock(1)		Series A Redeeemable Preferred Stock(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
John Robert Sierra Sr. Revocable Family Trust(2)	226,100	8.3%	—	—
Thomas E. Robinson(3)	206,000	7.9%	—	—
Modiv Industrial, Inc.(4)	—	—	2,400,000	100%
Named Executive Officers and Directors
Benjamin Adams(5)	20,971	*	—	—
Gena Cheng(6)	15,946	*	—	—
Allision Davies(7)	19,366	*	—	—
Stuart Eisenberg(8)	26,946	1.0%	—	—
Betsy Peck(9)	40,946	1.6%	—	—
Patrick Quilty(10)	23,946	*	—	—
David Sobelman(11)	154,384	5.9%	—	—
All executive officers and directors as a group (7 persons)	302,504	11.48%	—	—

*	Represents less than 1% of beneficial ownership.

(1)

Each share of Common Stock is entitled to one vote, and each share of Series A Redeemable Preferred Stock has no voting rights, subject to limited exceptions (e.g. amending the Company’s governing documents to adversely

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affect the rights of holders of Series A Redeemable Preferred Stock or authorizing the creation or increase in the number of shares of a class or series of stock senior to or on parity with the Series A Redeemable Preferred Stock).

(2)

Based on information reported on a Schedule 13G/A filed on February 16, 2023. The amount includes 100,000 warrants to purchase shares of Common Stock for $20.00 per share. John Robert Sierra Sr. is the sole trustee of the trust, and by virtue of such relationship, is deemed to have shared voting and investment power with respect to the Common Stock held by the trust. The principal business office address of the John Robert Sierra Sr. Revocable Family Trust is 509 Guisando de Avila, Suite 200, Tampa, FL 33613.

(3)	The principal business office address of Thomas E. Robinson is 477 Viking Drive, Suite 320, Virginia Beach, Virginia 23452.

(4)

  The principal business address of Modiv Industrial, Inc. is 200 S. Virginia Street, Suite 800, Reno, Nevada 89501. The shares of Series A Redeemable Preferred Stock are held by Modiv Operating Partnership, LP, of which Modiv Industrial, Inc. is the general partner.

(5)	Consists of 20,946 shares of restricted Common Stock that vest over a 3-year period of which 11,309 shares have vested and 25 shares of Common Stock.

(6)	Consists of 15,946 shares of restricted Common Stock that vest over a 3-year period of which 7,143 shares have vested.

(7)	Consists of 19,366 shares of restricted Common Stock that vest over a 3-year period.

(8)

Consists of 20,946 shares of restricted Common Stock that vest over a 3-year period of which 11,310 shares have vested, 3,000 warrants exercisable at $10.00 per share, and 3,000 shares of Common Stock.

(9)

Consists of 20,946 shares of restricted Common Stock that vest over a 3-year period of which 11,310 shares have vested, 10,000 warrants exercisable at $10.00 per share, and 10,000 shares of Common Stock.

(10)

Consists of 20,946 shares of restricted Common Stock that vest over a 3-year period of which 11,310 shares have vested, 1,000 warrants exercisable at $10.00 per share, and 2,000 shares of Common Stock.

(11)

Consists of 19,366 shares of restricted Common Stock that vest over a 3-year period and 132,432 shares of Common Stock. Includes 2,586 shares of Common Stock that are issuable to Mr. Sobelman upon the redemption of common units held in the GIP Operating Partnership.

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ADDITIONAL INFORMATION

Stockholder Proposals for Presentation at the 2024 Annual Meeting

Stockholder proposals intended to be considered for inclusion in the proxy statement and form of proxy for presentation at the 2024 annual meeting of stockholders must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The deadline for submitting such proposals is January 2, 2024 (120 days before the date of mailing for the 2023 annual meeting of stockholders without regard to the year), unless the date of the 2024 annual meeting is more than 30 days before or after the one-year anniversary date of the 2023 annual meeting of stockholders, in which case proposals must be submitted within a reasonable time before we print our proxy materials for the next annual meeting.

Stockholders wishing to nominate a director or submit proposals for the 2024 annual meeting outside the process of Rule 14a-8 must comply with the advance notice, informational and other provisions of Article II, Section 2.11 of our Bylaws. To be timely, notice must be received by the Company no earlier than the close of business on the 150th day (December 4, 2024) and no later than the close of business on the 120th day (January 2, 2024) prior to the first anniversary of the date of notice of the 2023 annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting notice is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Address proposals to Generation Income Properties, Inc., Attention: David Sobelman, Chief Executive Officer, 401 E Jackson Street, Suite 3300, Tampa, Florida 33602. The specific requirements for submitting nominations and shareholder proposals are set forth in Article II, Section 2.11 of our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Delivery of Proxy Materials to Households

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Special Meeting of Stockholders and the Proxy Statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address or telephone number: Generation Income Properties, Inc., Attention: David Sobelman, Chief Executive Officer, 401 E Jackson Street, Suite 3300, Tampa, Florida 33602, telephone: 813-448-1234. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO SUBMIT A PROXY FOR YOUR SHARES VIA THE TELEPHONE NUMBER OR OVER THE INTERNET, OR BY SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE.

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SCAN TO VIEW MATERIALS & VOTE GENERATION INCOME PROPERTIES, INC. 401 EAST JACKSON STREET SUITE 3300 TAMPA, FL 33602 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [TBD], 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [TBD], 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V23322-TBD GENERATION INCOME PROPERTIES, INC. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS V23322-TBD THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ! ! ! 1. To approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of the Company’s common stock, par value $0.01 per share , upon a potential redemption of shares of the Company’s Series A Redeemable Preferred Stock, par value $0.01 per share; NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com. V23323-TBD GENERATION INCOME PROPERTIES, INC. Special Meeting of Stockholders [TBD], 2023, [TBD] Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Sobelman and Allison Davies, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GENERATION INCOME PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] Eastern Time on [TBD], 2023, at [TBD], and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" Proposal 1. Continued and to be signed on reverse side